Exhibit 3.2
CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NATIONAL CINEMEDIA, INC.
National CineMedia, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), hereby certifies that:
FIRST:        The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on July 6, 2018.
SECOND:    Article IV, Section 4.1, of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
Section 4.1    Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 270,000,000, which shall be divided into the following classes:
(a)    260,000,000 shares shall be of a class designated Common Stock, par value $0.01 per share (“Common Stock”); and
(b)    10,000,000 shares shall be of a class designated Preferred Stock, par value $0.01 per share (“Preferred Stock”).
The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding and the number then reserved for issuance upon the exercise, conversion or exchange of Rights (including, without limitation, Membership Units)) by an amendment to this Certificate approved by the affirmative vote of the holders of a majority of the outstanding Common Stock (and any other class or series of stock entitled to vote with the Common Stock).
THIRD:        This amendment has been consented to and authorized by the Board of Directors of the Corporation and the holders of a majority of the shares of the issued and outstanding common stock of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of May 4, 2022.
NATIONAL CINEMEDIA, INC.

By: _______________________________
Name: Thomas Lesinski
Title: Chief Executive Officer